Exhibit 10.49

AGREEMENT OF SALE AND PURCHASE OF REAL ESTATE

THIS AGREEMENT is made as of this /10th/ day of April, 2003 (“Effective Date”) by and between, Plymouth Industrial Center, Inc., a Pennsylvania Corporation with offices at 600 Old Elm Street, Conshohocken, Pennsylvania, or its permitted assignee (hereinafter “Buyer”), and Ceco Filters, Inc. a Delaware Corporation with offices at 1029 Conshohocken Road, Conshohocken, Pennsylvania, (hereinafter called “Seller”).

WITNESSETH:

Seller is the owner of a certain 2.43 acre tract of land, together with the buildings and improvements erected thereon, located in Plymouth Township, Montgomery County, Pennsylvania, known and numbered as 1029 Conshohocken Road, Conshohocken, Pennsylvania 19428 (TPN 33-                    ) more fully described in Exhibit “A” attached hereto and made a part hereof. The aforesaid land, buildings and improvements, together with the fixtures and mechanical and utility systems thereon, are hereafter collectively called the “Property”. Seller is also the owner of tangible personal property located on the Property as particularly described at Schedule 2 attached hereto (hereinafter collectively called “Tangible Personal Property”). Seller now desires to sell to Buyer and Buyer desires to purchase from Seller the title to the Property and the Tangible Personal Property. Therefore, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Agreement to Sell and Purchase. Seller agrees to sell the Property and the Tangible Personal Property to Buyer, and Buyer agrees, subject to the terms and conditions of this Agreement, to purchase the Property and the Tangible Personal Property from Seller. This sale includes (a) all right, title and interest, if any, of the Seller in and to any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Property to the center line thereof, (b) rights-of way for passageways appurtenant to or benefiting the Property, if any, (c) any award made or to be made in lieu thereof and in and to any unpaid award for damages to the Property or any part thereof by reason of change of grade or the closing of any street, road or avenue, if any, and (d) all strips and gores, if any, abutting or adjoining the Property. The Seller shall execute, acknowledge and deliver to the Buyer, at settlement or thereafter, on demand, all reasonable instruments for the assignment and collection of any award covered by (c) above.

2. Purchase Price. The purchase price for the Property is the sum of One Million Two Hundred Eighty Thousand Dollars ($1,280,000) and the purchase price for the Tangible Personal Property is the sum of Three Hundred Twenty Thousand Dollars ($320,000). The purchase price for the Tangible Personal Property shall be allocated as set forth in Schedule 2 attached hereto. The Buyer shall pay the purchase price for both the Property and Tangible Personal Property to the Seller in immediately available funds, at the time and place of settlement.

3. Possession. Except for the Lease (defined below) upon completion of settlement, Seller shall deliver to Buyer the Property (and all systems contained therein, including the plumbing, heating,

electrical and air conditioning systems) in good operating condition, normal wear and tear excepted, and except as set forth on Schedule 3 attached hereto and made a part hereof, broom clean and free and clear of all tenancies of every kind and of parties in possession except as may be disclosed to and accepted by Buyer. Buyer acknowledges that Schedule 3 may be supplemented after Buyer’s inspections pursuant to Section 12 during the Term of this Agreement.

4. Condition of Title. Title to the Property shall be (a) good and marketable and free and clear of all leases, liens, encumbrances, (including any for unsettled taxes or for failure to deliver a Bulk Sales Corporate Clearance Certificate), restrictions and easements, except for occupancies, as may be disclosed to and accepted by Buyer pursuant to Section 12(b), easements and restrictions of record as may be disclosed to and accepted by Buyer pursuant to Section 12(b), and legal highways, and (b) insurable as aforesaid at regular standard rates by any reputable title insurance company of Buyer’s choice pursuant to an ALTA Policy of Owner’s Title Insurance (1990-Revised 10-17-92) (at Buyer’s sole cost and expense).

If title to the Property cannot be conveyed to Buyer at the time of settlement in accordance with the requirements of this Agreement, then Buyer shall have the option:

(a) Of taking such title as Seller can convey by waiving the unfulfilled condition, without abatement of the purchase price, whereupon the parties shall consummate the transactions herein contemplated and the provisions relating to the condition of title shall be deemed waived by Buyer; or

(b) Of terminating this Agreement by written notice to Seller, whereupon this Agreement shall be deemed terminated as of the date of such notice and neither Seller nor Buyer shall then be further obligated to the other.

5. Settlement. Settlement hereunder shall be held at the offices of LFT Realty Group, Inc., 600 Old Elm Street, Conshohocken, on the earlier of (i) thirty (30) days after the Buyer’s receipt of a fully executed original or counterpart facsimile of this Agreement or (ii) June 3, 2003 at 10:00 am. or at such other earlier time or place as both parties may agree in writing (“Closing Date”). All payments herein required shall be made promptly in accordance with this Agreement, the time of such payments and such settlement being of the essence of this Agreement.

6. Waiver of Tender. Intentionally Omitted.

7. Brokerage. Seller and Buyer each warrant and represent to the other that they have had no dealings, negotiations or consultations with any broker or finder in connection with this sale. Seller and Buyer each hereby indemnify and agree to hold harmless the other from and against any loss or liability by reason of any breach by it of the foregoing warranty and representation.

8. Provisions with Respect to Settlement. At settlement:

(a) Seller shall deliver to Buyer a Special Warranty Deed for the Property, duly executed and acknowledged and in proper form for recording, so as to convey good and marketable and insurable title to the Property subject only to the terms set forth in Section 4 hereof. In addition, if requested by Buyer, Seller will provide Buyer with a Bill of Sale, duly executed and acknowledged, for any of the Seller’s personal property located on the Property (including personal property attached to the real property which by state law is still considered personal property).

(b) Buyer shall deliver to Seller the purchase price as described in Subsection 2 hereof.

(c) All realty transfer taxes, if any, shall be paid in equal shares by Buyer and Seller. Costs of recording (other than for the recording of any release or satisfaction of mortgage) and notary fees shall be borne by Buyer.

(d) Real estate taxes, water and sewer rents and any other lienable municipal services shall be equitably pro-rated as of the settlement date based on the fiscal year of the levying authority.

(e) Seller shall deliver to Buyer the original or a true and correct copy of Seller’s Use and Occupancy Permit, if in Seller’s possession, and copies of all other licenses, permits, authorizations and approvals in Seller’s possession.

(f) Seller shall deliver to Buyer an assignment of all transferable licenses, permits, certificates and approvals existing in connection with the Property and in Seller’s possession, if any, and only to the extent assignable, provided that the actual and reasonable cost of such transfer or assignment shall be borne by Buyer.

(g) Seller shall deliver an assignment to Buyer of any remaining warranties or guaranties, in Seller’s possession, of any general contractors, subcontractors, materialmen and equipment suppliers performing any work on, or supplying any material to, the Property, together with the original, executed copies of any such warranties and guaranties, to the extent assignable and provided that the actual and reasonable cost of such transfer or assignment shall be borne by Buyer.

(h) Seller shall deliver to Buyer the original of (or a copy of, if the original is unavailable) and an assignment of all rights and interest of Seller in and to the Tangible Personal Property and all contracts, agreements, building plans, blueprints, surveys and any other documents, of whatever nature, in any way relating to the occupancy or operation of the Property, to the extent such documents are in Seller’s possession, and to the extent assignable and provided that the actual and reasonable cost of such transfer or assignment shall be borne by Buyer.

(i) Each party shall execute and deliver to the other such documents as are reasonably requested to effectuate the transaction contemplated by this Agreement, provided that the form of such documents shall be reasonably satisfactory to the party asked to provide such document.

9. Notices of Violations. On or before that date which is five (5) days after Seller’s receipt of a fully executed original or facsimile counterpart of this Agreement, Seller shall provide to Buyer, in writing, a schedule of all notices of violations of building, fire or safety codes or similar ordinances or laws with respect to the Property which have been issued by any municipal or other public authority as of such date and in Seller’s possession, and Seller further agrees to notify Buyer, in writing, of any similar notices received between such date and the date of settlement. Notwithstanding the foregoing, Seller shall have no obligation to cure such violations prior to settlement, though Buyer shall have all termination rights set forth in Section 12 of this Agreement.

10. Condemnation and Casualty. Seller agrees to maintain casualty insurance covering the Property, until settlement, in an amount of at least One Million Six Hundred Thousand Dollars ($1,600,000), and agrees to provide to Buyer a certificate of such insurance on or before that date which is five (5) days after the date on which Seller receives an executed original or facsimile counterpart of this Agreement. If, between the date hereof and the date of settlement, the Property is damaged by fire or other casualty, or if any part of the Property shall be condemned by any governmental or lawful authority, Seller shall promptly give notice thereof to Buyer, and Buyer shall have the option of:

(a) Completing the purchase, in which event all condemnation or insurance proceeds to the extent of the Purchase Price shall be payable to the Buyer, or if such proceeds are not then available, the Seller shall assign all claims therefore to the Buyer, provided that Seller shall be entitled to all such proceeds to the extent they exceed the Purchase Price; or

(b) Terminating this Agreement, in which event neither the Seller nor the Buyer shall be further obligated to the other hereunder and the Deposit, and all interest thereon, shall be returned to the Buyer.

11. Assessments. Subject to Seller’s right to refuse to cure set forth in Section 12, Seller shall be responsible to pay for all assessments levied against the Property prior to the date of settlement. Subject to Seller’s right to refuse to cure set forth in Section 12, if, at the time of settlement, the Property, or any part thereof, shall be affected by an assessment(s) which is required to be paid by Seller by the provisions of this Section and which is or may be payable in annual or other installments of which the first installment is then a lien or has been paid, then for the purpose of this Agreement, all of the unpaid installments of any such assessment(s) including those which become due and payable after settlement shall be deemed to be due and payable and liens upon the Property and shall be paid and discharged by seller at settlement.

12. Contingencies. This Agreement is contingent in its entirety upon the following:

(a) Inspections. Buyer shall have the right, upon prior notice to Seller, of inspecting the property and Buyer shall have until the Closing Date, the sole discretion to either accept the property or reject the property, for whatever reason. Also, Buyer may retain an environmental consultant in all respects acceptable to Buyer, in-Buyer’s sole discretion, prepared by an environmental consultant selected by Buyer, at Buyer’s expense, evaluating the environmental condition of the Property including, without limitation, land, groundwater, surface water and improvements (commonly referred to as a “Phase I Report”).

(b) Title Contingency. Buyer’s receipt of a satisfactory title commitment in Buyer’s sole opinion, on or before the Closing Date.

(c) Each parties’ delivery to the other of a fully executed Lease Agreement by and between Buyer and in the form attached as Exhibit B (“Lease”) on or before settlement hereunder.

(d) Failure to Satisfy Contingencies. In the event that Buyer is unsatisfied with any condition of the Property discovered pursuant to Section 12(a), or is unsatisfied with any condition of title as determined by inspection as set forth in Section 12(b), Buyer may either (i) terminate this Agreement by written notice to Seller after which neither party hereto shall have any further obligation or responsibility to the other or (ii) identify the objectionable matters to Seller, in writing, on or before the Closing Date. On or before the Closing Date, Seller shall either (i) cure or agree to make arrangements to cure such objectionable matter on or before the Closing Date or (ii) notify Buyer, in writing, that Seller refuses to cure such objectionable matter on or before the Closing Date. If Seller refuses to cure any such objectionable matter, then Buyer may either (i) terminate this Agreement after which neither party hereto shall have any further obligation or responsibility to the other or (ii) proceed to settlement by accepting the Property and Tangible Personal Property in such condition as Seller is willing to give, and any representation or warranty of Seller that would be modified by such objectionable matter shall be deemed modified to exclude such objectionable matter from such representation and warranty, provided further that in the event Buyer fails to elect either option (i) or (ii) as described in this sentence on or before the Closing Date, Buyer shall be deemed to have elected option (i) and this Agreement shall be deemed terminated.

Buyer agrees that it will promptly upon receipt, but in no event less than three (3) days before the Closing Date, provide Seller with a copy of any and all inspections and reports relating to the Property or Tangible Personal Property including without limitation any title exam or commitment, any survey, any environmental report and any inspection report or notes thereof.

13. Fixtures. Trees. Shrubbery. Etc. All plumbing, heating, air conditioning, security and lighting fixtures and systems appurtenant thereto, and forming a part thereof, as well as all trees, shrubbery and plantings now in or on the Property, unless specifically excepted in this Agreement, are to become the property of the Buyer and are included in the purchase price. None of the above mentioned items shall be removed by Seller from the premises after the date of this Agreement. Seller hereby warrants that Seller has good legal title, free and clear of any claim and encumbrance, to all the articles described in this Section, and that the articles described above will be in good order and repair on the date of settlement, normal wear and tear excepted and except as may be disclosed at Schedule 3 attached hereto and made a part hereof, as such Schedule may be modified as provided herein.

14. Buyer’s Inspection Prior to Settlement. Seller agrees to permit Buyer, or its agents, to inspect the Property at reasonable times before settlement and once within forty eight (48) hours of settlement.

15.1 Seller’s Warranties. Seller warrants, covenants and represents to Buyer as follows, all of which warranties, covenants and representations are and shall be true and correct as of the Effective Date and shall be true and correct as of the date of settlement:

(a) Seller has full power and authority to enter into this Agreement and to perform its obligation hereunder.

(b) Other than the Lease, there will be at the time of settlement no tenants, occupants or other parties having any right or option to occupy the Property or any portion thereof except as may be disclosed in the title commitment;

(c) To Seller’s knowledge, no assessments for public improvements have been made against the Property, which remains unpaid, and Seller has not received notice of any proposed assessment for public improvements.

(d) To the best of the knowledge of Seller’s operations manager for the Property, there are no actions, suits or proceedings pending, threatened against or affecting the Property or any portion thereof, or relating to or arising out of the ownership, management, operation or occupancy of the Property.

(e) To the best of the knowledge of Seller’s operations manager for the Property, there are no violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting any portion of the Property, and no notices of any such violations have been issued by any municipal or other governmental authority, by any insurance carrier which has issued a policy with respect to the Property, or by any board of underwriters (or other body exercising similar functions), requiring or calling attention to the need for any work, repairs, construction or installation on, about, or in connection with the Property, except as set forth in the report attached as Schedule 4.

(f) To Seller’s knowledge, there are no employment, management, service, equipment, supply, maintenance or concession agreements which in any way affect the Property, and Buyer shall be under no obligation to- hire, or recognize any responsibility to, and person, persons or companies employed by Seller in connection with the ownership or operation of the Property.

(g) To the best of the knowledge of Seller’s operations manager for the Property, there is no defective condition, structural or otherwise, in the building or other improvements on the Property except as set forth at Schedule 3, attached hereto and made a part hereof, as such Schedule may be supplemented as described herein. The heating and air conditioning, plumbing, electrical and drainage systems, at or servicing the Property, and all facilities and equipment relating thereto are in good condition and working order except as set forth at Schedule 3, attached hereto and made a part hereof, as such Schedule may be supplemented as described herein.

(h) To the best of the knowledge of Seller’s operations manager for the Property, and except as set forth in the report attached hereto as Schedule 5:

(1) The Property (including, without limitation, the land, surface, water, groundwater and improvements therein or thereon) is free of all contamination (“Contamination”) including, without limitation, (A) any “hazardous waste”, as defined in the Resource Conservation and Recovery Act of 1976, as amended form time to time, and regulations promulgated thereunder; (B) any “hazardous substance”, “pollutant” or “contamination”, as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (C) any oil, petroleum products and their by-products; and (D) any substance the presence of which on the Property is prohibited or regulated under any federal, state or local law similar to those referred to above.

(2) The Property is in compliance with all federal, state and local environmental laws, regulations and ordinances, and Seller has not been notified by the United States Environmental Protection Agency or any state or local governmental health or environmental protection agencies that it is in violation of any federal, state or local environmental law, regulation or ordinance or that it is under investigation with respect to a possible violation of any such law, regulation and/or ordinance pertaining to Seller’s ownership or use of the Property.

(3) No underground septic system, waste storage or distribution system or petroleum product or by-product storage system exists on the Property.

(i) From the date hereof until settlement, Seller shall continue to operate and maintain the Property in the same fashion as it has heretofore, except that Seller shall not enter into any new lease, or other wise make any commitment or agreement respecting the Property which will be binding upon or will effect Buyer, without prior consultation with and written consent from Buyer.

(j) This Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms. Neither the execution and delivery nor the performance of this Agreement will result in any breach of any term or provision of any contract, agreement or other instrument, or any judgment, decree or order of any court to which Seller is a party, or by which Seller may be bound. No consent or authorization of any person, firm, corporation or other entity pursuant to any of the aforementioned instruments or otherwise is required as a condition precedent to the consummation by Seller of this Agreement or the transactions contemplated hereby.

(k) To Seller’s knowledge, any and all tax returns or reports of any nature whatsoever required to be filed up to the date of settlement will have been duly filed by the Seller, and all payments reported on such returns and reports as due from the Seller, together with all interest and penalties relating thereto, shall have been paid in full by Seller as of the date of settlement.

(l) To Seller’s knowledge, all documents, instruments, books and records furnished to Buyer, whether or not referred to or made a part of this Agreement, are in all respects true, correct and complete.

Seller shall supplement and modify any representation or warranty contained herein based upon information obtained prior to settlement.

15.2 Buyer warrants, covenants and represents to Seller as follows, all of which warranties, covenants and representations are and shall be true and correct as of the Effective Date and shall be true and correct as of the date of settlement:

(a) Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) The Buyer’s representative executing this Agreement and any and all other documents in connection with the transaction contemplated by this Agreement has full authority to execute and deliver such documents and to bind the Buyer.

(c) This Agreement constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms. Neither the execution and delivery nor the performance of this Agreement will result in any breach of any term or provision of any contract, agreement or other instrument, or any judgment, decree or order of court to which Buyer is a party, or by which Buyer may be bound. No consent or authorization of any person, firm, corporation or other entity to any of the aforementioned instruments or otherwise as required as a condition precedent to the consummation by Buyer of this Agreement or the transactions contemplated hereby.

16. Certifications. Intentionally Omitted.

17. Tax-Free Exchange Provisions. Seller and Buyer agree that Buyer or Seller may assign this Agreement to an intermediary (“Intermediary”) or have the Intermediary join in as a party to this Agreement to act in place of Buyer or Seller as the buyer or seller of the property (as the case may be) for the purpose of accomplishing a tax deferred exchange under Section 1031- of the Internal Revenue Code of 1986, as amended. Each party agrees to reasonably cooperate and execute any documents reasonably requested by the other in order to carry out the other’s tax deferred exchange and the intent of this Section 17.

18. Entire Agreement. This is the entire agreement between Seller and Buyer covering everything agreed upon or understood in this transaction. This Agreement shall not be altered, amended or changed except by written agreement signed by both parties.

19. Descriptive Headings. The descriptive headings used herein are for convenience in reference only and they are not intended to have any affect whatsoever in determining the rights or obligations of the parties hereto.

20. Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, deliver to addressee only, addressed as follows:

If intended for Seller:	If intended for Buyer:

CECO Environmental Corporation	600 Old Elm Street
Attn: Marshall Morris, CFO	Conshohocken, PA 19428
3120 Forrer Street	Attn: Steve Tornetta
Cincinnati, Ohio 45209-1016

or at such other address of which Seller or Buyer shall have given notice as herein provided. All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes herein when they have been received.

21. Survival. The representations and warranties set forth in this Agreement by either party shall survive the settlement and closing of the transaction contemplated by this Agreement for a period of twelve (12) months.

22. Binding Effect. This Agreement shall extend to and bind the heirs, successors and assigns of Buyer and Seller.

23. Waiver. Any failure of a party to comply with any obligations, agreements or conditions as herein set forth may be expressly waived, in whole or in part, in writing by the other party.

24. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of such executed counterpart by facsimile shall be deemed a delivery of an original counterpart.

25. Severability. If any provision of this Agreement shall be declared void or unenforceable by a court of competent jurisdiction, such void or unenforceable provision shall not in any way impair the whole Agreement, and this Agreement shall remain in full force and effect as to the other remaining provisions. Any such void or unenforceable provision shall be deemed, without any further action on the part of any party, modified, amended and limited to the extent necessary to render the same valid and enforceable in such jurisdiction.

26. Assignment. Buyer shall have the right and authority to assign this Agreement or any portion hereof and any or all of her rights hereunder to any person, firm, corporation or other entity whose controlling principal is Lawrence F. Tornetta, Sr.

27. Governing Law. This Agreement shall be construed and governed by the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Attest:	Buyer:	/s/ Plymouth Industrial Center, Inc.
/s/

Attest:	Seller:	/s/ Michael J. Meyer
Ceco Filters, Inc.
/s/

EXHIBIT “A”

[Legal Description]

A-1

SCHEDULE 1

SCHEDULE 2

TANGIBLE PERSONAL PROPERTY

1.	HVAC Roof Unit #1, BDP Furnace / Cooler Unit, s/n 4080G06236
HVAC Roof Unit #2, BDP Furnace / Cooler Unit, s/n 3282G06929

2.	ACECO overhead crane s/n 155-A-1442
ACECO overhead crane s/n 155-B-1443
ACECO overhead crane s/n 155-C-1440
ACECO overhead crane s/n 155-D-1441

3.	All Emergency Lighting

4.	All Exit Signs

5.	Five ceiling fans located in first floor office area

6.	All fire extinguishers

7.	ADT Burglar Alarm System
Fire Alarm System
Sprinkler System

8.	All plumbing fixtures

9.	Elkay water fountain located in plant hallway

10.	All interior and exterior lighting systems

11.	All electrical systems except equipment specifically associated to filter production, test stand, oven, press areas and computer network system hubs etc.

12.	Four window unit air conditioners located in vacated production offices (red brick bldg.)

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SCHEDULE 3

Open Maintenance Requirements

In-house Labor:

13.	Repair panic bar on emergency exit/fire escape door.

14.	Repair hinge assembly on roof hatch.

15.	Remove all remaining items in loft, ask Matt if he wants anything before disposing into dumpster.

16.	Remove old water heater and debris in basement, broom sweep floor and stairwell.

17.	Repair two downspouts located on side of stucco bldg.

18.	Replace exterior rotted “wooden man way” door on factory.

19.	Replace burnt out emergency light and exist light bulbs, replace batteries as needed.

20.	Change batteries on all aux. smoke detectors.

21.	Replace all fluorescent light tubes needed.

22.	Police outside areas for trash/debris and dispose of as needed.

Outside Labor:

1.	Aluminum Seal Coat office & warehouse roofs, inspect factory roof.

2.	All second floor windows have condensation, sign of broken seals.

3.	Repair/replace lockset on ladies locker room door.

4.	Factory man way doors need service/replacement.

5.	All overhead doors should be serviced, greased and seals checked.

6.	Repair broken light switch in brick warehouse - bathroom hallway.

7.	Patch two sections of concrete floor.

8.	Side emergency exit door needs panic hardware installed.

1

9.	First floor emergency exit and fire escape doors show signs of rust repair - replace as needed.

10.	Left of main entrance stucco needs to be patched.

11.	Damper Guards on oven side of factory need to be replaced or sealed.

12.	Repair gutter at rear left corner of factory.

13.	Clean gutters as needed.

14.	Remove old wiring remaining from previous “Cardiac Tenant.”

15.	Broken Sewer Line:

•	Ray Shaffer Inc, w/o# 990709009 dated Oct. 13, 1999

•	Safety-Kleen soil analysis report control no. 1957551-7.

16.	Crane Repair:

•	American Crane & Equipment Corp. (ACECO) Annual OSHA Compliant Crane and Hoist Inspection report no. F020104 dated May 9, 2002.

17.	Roof Maintenance:

•	entire roof on main office building and brick warehouse was Aluminum Coated in Aug/Sept. 1995.

•	minor repair due to wind damage on brick warehouse Sept. 12, 2002 by Joseph Degrazio Roofing.

•	minor repair of gutter section due to ice dam on brick warehouse Feb. 27, 2003 by Joseph Degrazio Roofing.

18.	HVAC System:

•	entire system under preventive maintenance agreement with Elliot Lewis Corp. for approx. eight years. No know issues with the system at this time.

2

SCHEDULE 4

Violations of Laws and Ordinances

1)	Sprinkler System:

•	Sentinel Service Annual Fire Sprinkler Inspection Report dated September 26, 2002.

2)	OSHA Inspection: although this pertains to our business operations not the building purchase and should be covered by lease agreement. I think it is a good idea to disclose it now to demonstrate our good faith in negotiations.

•	U.S. Department of Labor - OSHA, Citation and Notification of Penalty, Inspection No. 122024110 dated August 9, 1995.

•	August 29, 1995 Settlement Agreement - Report No. 122024110.

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SCHEDULE 5

Phase I Environmental Report

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EXHIBIT “B”

Lease Agreement